Exhibit 99.1

For further information contact:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100
FOR IMMEDIATE RELEASE

PrivateBancorp, Inc. (Nasdaq:PVTB)

Declares quarterly cash dividend

Chicago, August 29, 2005 … PrivateBancorp, Inc. announced that its board of directors declared a quarterly cash dividend of $0.045 per share payable on September 30, 2005 to stockholders of record on September 16, 2005.

This dividend is unchanged from the prior quarterly dividend of $0.045 per share.

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